EXHIBIT 10.2

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the "Agreement") is made and entered into by and between John Gavigan ("Executive") and First Financial Bank (the "Company"), effective as of the Closing date of the Merger of MainSource Financial Group, Inc. (“MSFG”) with and into First Financial Bancorp., the parent organization of the Company (“FFBC”), pursuant to the Agreement and Plan of Merger between MSFG and FFBC dated July 25, 2017 (the "Effective Date").

RECITALS

1.
The Board of Directors of the Company (the "Board") recognizes that it is possible that the Company could terminate Executive's employment with the Company and from time to time the Company may consider the possibility of an acquisition by another company or other change in control transaction. The Board also recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

2.
The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue his or her employment with the Company and to motivate Executive to maximize the value of the Company for the benefit of its shareholders.

3.
The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive's termination of employment and with certain additional benefits following a Change in Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

4.
The Company and Executive wish to terminate any and all rights and obligations the Company and/or Executive had under any prior employment, severance practices or change in control agreement in exchange for this Agreement.

5.	Certain capitalized terms used in the Agreement, and not otherwise defined, are defined in Section 8 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Executive (each, the “Party,” and together, the “Parties”) hereto agree as follows:

1.
Term of Agreement. This Agreement is expressly conditioned upon the successful completion of the merger of MainSource Financial Group, Inc. with and into First Financial Bancorp. (the “Merger”) as described in the Agreement and Plan of Merger between the parties dated July 25, 2017.

Provided the above condition is satisfied, the Initial Term of this Agreement will begin on the day immediately following consummation of the Merger and continue until April 30, 2019 (the “Initial Term”), unless sooner terminated pursuant to Section 3 of this Agreement. The term of this Agreement shall renew automatically for successive one-year periods after the Initial Term (the “Renewal Terms”), unless and until non-renewed by either the Company or Executive upon not less than ninety (90) days’ prior written notice given by either party prior to the end of the Initial Term or any Renewal Term, as applicable (it being understood that non-renewal of this Agreement shall not result in a termination of employment unless the party providing such notice of non-renewal also specifies in such notice that Executive’s employment shall terminate at the expiration of the then-current term pursuant to Section 3 of this Agreement). The Initial Term and all Renewal Terms, if any, shall constitute the “Term.” Notwithstanding the foregoing, in the event of the consummation of a “Change in Control” of the Company (as defined below), the Term shall be the one-year period following the consummation of such Change in Control, without the possibility of non-renewal. For purposes of this Agreement, a “Change in Control” has the meaning given such term in the Company’s Amended and Restated 2012 Stock Plan, or any stock plan intended to succeed the Amended and Restated 2012 Stock Plan, as in effect on the Effective Date.

2.
At-Will Employment. The Company and Executive acknowledge that Executive's employment is and will continue to be at-will, as defined under applicable law. If Executive's employment terminates for any reason, including (without limitation) any termination of employment not set forth in Section 3, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses or pursuant to written agreements with the Company, including equity award agreements.

3.	Severance Benefits.

a)
Termination Without Cause and not in Connection with a Change in Control. If the Company terminates Executive's employment with the Company for a reason other than Cause, Executive becoming Disabled (as defined below) or Executive's death at any time (other than in connection with a Change in Control which is exclusively governed by Section 3(b) of the Agreement), then, subject to the terms of this Agreement, Executive will receive the following payments and benefits at the times specified below:

i.
Severance Payments. Executive will receive severance in an amount equal to 24 months of Executive's base salary as in effect immediately prior to the date of Executive's termination of employment, less all required tax withholdings and other applicable deductions, payable in equal installments over the Restricted Period in accordance with Section 3(f). Notwithstanding the foregoing, the Company in its sole and absolute discretion may accelerate any installment payment or portion thereof to be paid on any date prior to the date the installment payment would otherwise be paid, subject to the limitations of Section 6.

ii.	Termination Short-Term Bonus Payment. Executive shall be entitled to an annual bonus for the year of termination determined in accordance with the following:

A.
In the event Executive is a Covered Executive (for purposes of Section 162(m) of the Code) for the year of his or her termination of employment or, as determined in the sole discretion of the Company, would have been a Covered Executive for such year if he or she had continued employment until the end of the year, then to the extent necessary to ensure the deductibility of compensation otherwise payable to Executive under the Company’s annual short term incentive plan, Executive shall receive a lump sum severance payment equal to the lesser of (x) 2 times the Executive’s target annual short-term incentive plan bonus or (y) 2 times the average of the three most recent actual annual bonus awards paid (or payable) to Executive by the Company, or the average actual annual bonus payouts for such lesser number of completed performance years for which Executive was eligible to receive an annual bonus).

B.	For any year in which the preceding paragraph A does not apply, in lieu of the amount otherwise payable to Executive under paragraph A, Executive shall receive a payment equal to 2 times Executive's target annual short-term incentive plan bonus as in effect for the fiscal year in which Executive's termination occurs (or the target annual short-term incentive plan bonus that is in effect for the previous year if the target bonus for the current year is not ratified/approved by the compensation committee of the Board of Directors as of Executive’s termination of employment).

C.	Such amount shall be paid following Executive’s termination of employment, but in no event later than March 15th of the year following the year of Executive’s termination of employment.

iii.
Continued Executive Benefits. If the Company’s severance practices of general applicability at the time of Executive’s date of termination provides for continued payment by the Company of all or a portion of the cost of the premiums for continuation coverage under the Company’s health care plan pursuant to Section 4980B of the Code (“COBRA Coverage”) and if the Executive timely and properly elects such COBRA Coverage, the Company shall pay on the Executive’s behalf the difference between the monthly COBRA Coverage premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active employees for the same coverage. Such reimbursement shall be paid directly to the COBRA Coverage administrator (if any) and shall be treated as a taxable benefit to the Executive. The Executive shall be eligible to receive such reimbursement until the earliest of: (a) the twelve-month anniversary of the Executive’s termination of employment; (b) the date the Executive is no longer eligible to receive COBRA Coverage; or (c) the date on which the Executive otherwise becomes eligible to receive substantially similar coverage from another employer. The Company reserves the right to modify or terminate the COBRA Coverage benefit provided hereunder to the extent necessary to comply with applicable law.

iv.
During the one‑year period following the date of termination, Executive shall be entitled to full executive outplacement assistance with an agency selected by the Company with the fee paid by the Company in an amount not to exceed five percent (5%) of Executive’s base salary (“Outplacement Assistance”).

v.
Except as expressly provided in this Section 3(a) and in Section 3(e) below, Executive shall have no right to receive any compensation or other benefits under this Agreement as a result of or in connection with the Company’s termination of Executive's employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive's death at any time (other than in connection with a Change in Control under which is exclusively governed by Section 3(b) of the Agreement). Under no circumstances will Executive be entitled to benefits under both Section 3(a) and Section 3(b) of this Agreement.

b)
Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If, immediately prior to a Change in Control (as determined in the sole discretion of the Company) or during the one year period that commences upon a Change in Control, (x) the Company terminates Executive's employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive's death, or (y) Executive resigns from such employment for Good Reason, then, subject to the terms of this Agreement, Executive will receive the following severance benefits from the Company, in lieu of the benefits described in Section 3(a) above:

i.
Severance Payments. Executive will receive severance in an amount equal to 24 months of Executive's base salary as in effect immediately prior to the date of Executive's termination of employment, less all required tax withholdings and other applicable deductions, payable in equal installments in accordance with Section 3(f). Notwithstanding the foregoing, the Company or its successor in its sole and absolute discretion may accelerate any installment payment or portion thereof to be paid on any date prior to the date the installment payment would otherwise be paid, subject to the limitations of Section 6.

ii.
Short-Term Bonus Payment. Executive will receive a lump sum severance payment equal to 2 times Executive's full target annual short-term incentive plan bonus as in effect for the fiscal year in which Executive's termination occurs (or, if greater, as in effect for the fiscal year in which the Change in Control occurs), less all required tax withholdings and other applicable deductions. Such amount shall be paid following Executive’s termination of employment, but in no event later than March 15th of the year following the year of Executive’s termination of employment.

iii.	Continued Executive Benefits. COBRA Coverage as described in Section 3(a)(iii) of this Agreement.

iv.	Outplacement Assistance as described in Section 3(a)(iv) of this Agreement.

v.
Except as expressly provided in this Section 3(b) and in Section 3(e) below, Executive shall have no right to receive any compensation or other benefits under this Agreement as a result of or in connection with the Company’s termination of Executive's employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive's death or Executive resigns from such employment for Good Reason where such separation of employment occurs immediately prior to a Change in Control (as determined in the sole discretion of the Company) or during the one year period that commences upon a Change in Control. Under no circumstances will Executive be entitled to benefits under both Section 3(a) and Section 3(b) of this Agreement.

c)
Termination Due to Executive’s Death or Disability, Termination by the Company for Cause or Voluntary Termination by Executive. If, during the Term, Executive’s employment is terminated: (1) by reason of Executive’s death or Disability, (2) by the Company for Cause; or (3) voluntarily by Executive, the Company’s obligations to Executive shall be limited to the payment of the Accrued Obligations, as defined below, and the timely payment or provision of the Other Benefits, as defined below. The Accrued Obligations shall be paid to Executive or his estate or beneficiary in the event of his death, as applicable, in a lump sum in cash within thirty (30) days of the date of termination. Other than the Accrued Obligations and Other Benefits, Executive shall have no right to receive any compensation or other benefits as a result of or in connection with the termination of his employment with the Company due to death or Disability, by the Company for Cause, or by resignation by Executive.

d)
Cessation of Payments and Benefits. Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Company to pay or provide the benefits under Sections 3(a) and 3(b) shall automatically and immediately terminate upon a breach by Executive of this Agreement, including without limitation a breach of Executive’s obligations under Section 5, other than an immaterial and inadvertent breach of any provision other than those set forth in Section 5 that is discontinued and/or remedied (to the extent subject to cure) by Executive promptly to the Company’s satisfaction.

e)
Accrued Obligations and Other Benefits. Upon Executive’s separation of employment for any reason, the Company shall pay: (1) Executive’s accrued and unpaid Base Salary through the date of termination, to the extent not theretofore paid (the “Accrued Obligations”), which payments shall not be subject to the Release and shall be paid within thirty (30) days of the date of termination; and (2) any other benefits (other than benefits under any severance or termination pay plan of the Company or the Affiliated Companies) that are otherwise required to be provided to Executive or to which Executive is otherwise eligible to receive through the date of termination under the terms of the applicable Company plan shall be provided to Executive consistent with the terms of the applicable Company plan (the “Other Benefits”). Such payment of the Other Benefits shall not be subject to the Executive’s execution of the Release unless otherwise called for in the applicable governing Company plan.

f)
Timing of Payments. Subject to any specific timing provisions in Section 3(a), 3(b), or 7 as applicable, payment of severance under this Section 3 shall be made or commence to be made as soon as practicable following Executive's termination of employment in equal installments (no less frequently than monthly) in accordance with the Company’s general policies and procedures for the payment of salaries to its executive officers.

g)
Full Settlement. Except as expressly provided in this Section 3, Executive shall have no right to receive any compensation or other benefits under this Agreement as a result of or in connection with the termination of this Agreement or the termination of Executive’s employment with the Company. If the Company has other severance programs or plans in place during the Term, Executive shall not be eligible for benefits under any such programs or plans.

4.	Conditions to Receipt of Severance. Executive agrees that in order to receive the benefits provided in Section 3(a) or Section 3(b) (as applicable, the “Severance Benefits”):

a)
Executive must execute and not thereafter revoke his signature to a general release in a form provided by and acceptable to the Company (the “Release”) by the deadline set by the Company for the return of the Release. The Company will set a deadline for return of the Release (the “Release Deadline”) that will be no later than 60 days following the termination of employment. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive's termination of employment occurs, then any severance payments or benefits under this Agreement that are not exempt from Section 409A will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 3, (ii) the date the Release becomes effective, or (iii) Section 6; provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive's termination of employment.

b)	The Executive shall comply with requirements of Section 5 both during and after his or her employment.

5.	Non-Competition, Non-Solicitation, Confidential Information.

a)
Non‑competition. During the term of Executive’s employment and during the first six-months of the Restricted Period (as defined below), other than following a termination by the Company for Cause (as defined below) in which case this Section 5(a) shall be inapplicable, Executive shall not directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company), enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides any commercial banking, savings banking, mortgage lending, or any similar lending or banking services (the “Restricted Services”) anywhere in the geographic area consisting of any county in which any of the Affiliated Companies operate banking offices at any time during the Executive's employment with the Company or any Affiliated

Companies. (the “Restricted Territory”). Notwithstanding the foregoing, ownership, for personal investment purposes only, of 1% or less of the outstanding capital stock of a publicly traded Company shall not constitute a violation hereof.

b)
Non‑solicitation of Clients. During the Executive's employment with the Company or any Affiliated Companies (as defined below) and for a period of 24 months after Executive is no longer employed by any Affiliated Companies (the “Restricted Period”), Executive shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company or any Affiliated Companies):

(i)
Solicit or attempt in any manner to persuade any Client of any Affiliated Company to cease to do business, to refrain from doing business or to reduce the amount of business which any Client has customarily done or contemplates doing with any of the Affiliated Companies; or

(ii)	Interfere with or damage (or attempt to interfere with or damage) any relationship between any Affiliated Company and any Client.

c)
Non‑solicitation of Employees; No Hire. During the Executive's employment with the Company or any Affiliated Companies and for a period of one year after Executive is no longer employed by the Company or any Affiliated Companies, Executive shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for any Affiliated Company):

(i)
Solicit any employee, officer, director, agent or independent contractor of any Affiliated Company to terminate his or her relationship with, or otherwise refrain from rendering services to, any Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationship with any of its employees, officers, directors, agents or independent contractors; or

(ii)
Hire, attempt to hire, employ or engage any person who, at any time within the two-year period immediately preceding such hire, or attempt to hire, employment or engagement, was an employee, officer or director of any Company or Affiliated Company.

d)	Non-disclosure of Confidential Information.

(i)
During Executive's employment with Company or any Affiliated Company and after the termination of such employment for any reason, Executive shall not, without the prior written consent of the General Counsel of Company (or such person's designee) or as may be otherwise required by law or legal process, communicate or divulge any Confidential Information to any person or entity other than Company or an Affiliated Company, their employees, and those designated by Company or an Affiliated Company, or use any Confidential Information except for the benefit of Company or an Affiliated Company. Upon service to Executive of any subpoena, court order or other legal process requiring Executive to disclose Confidential Information, Executive shall immediately provide written notice to Company of such service and the content of any Confidential Information to be disclosed.

(ii)
Immediately upon the termination of Executive's employment with Company or an Affiliated Company for any reason, Executive shall return to Company or the applicable Affiliated Company all Confidential Information in Executive's possession, including but not limited to any and all copies, reproductions, notes, or extracts of Confidential Information in paper or electronic form.

e)
Non‑disparagement. Executive shall not, directly or indirectly, at any time (whether during Executive’s employment or thereafter), make any public statement (oral or written), or take any other action, that is disparaging to any Affiliated Company. This Agreement shall not preclude Executive from making truthful statements to correct any false statements made by any Affiliated Company or any person acting on behalf thereof about Executive or prohibit Executive from reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice or the U.S. Securities and Exchange Commission, or from participating in any investigation by such governmental agency or entity.

f)
Enforcement; Remedies; Blue Pencil. Executive acknowledges that: (1) the various covenants, restrictions, and obligations set forth in this Section 5 are separate and independent obligations, and may be enforced separately or in any combination; (2) the provisions of this Section 5 are fundamental and essential for the protection of the Company’s and the Affiliated Companies’ legitimate business and proprietary interests, and the Affiliated Companies (other than the Company) are intended third-party beneficiaries of such provisions; (3) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Executive; and (4) in the event of any violation by Executive of any of such provisions, the Company and, if applicable, the Affiliated Companies, will suffer irreparable harm and their remedies at law may be inadequate. In the event of any violation or attempted violation of any provision of this Section 5 by Executive, the Company and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies that may then be available to them, including, without limitation, money damages and the cessation of the payments contemplated under Section 3. If any of the covenants set forth in this Section 5 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such covenants shall not be affected thereby.

6.     Section 409A of the Code.

a.
Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

b.
Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

c.	For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

d.
Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

e.
Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

7.	Limitation on Payments Under Certain Circumstances.

a.
Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Severance Benefits paid or payable pursuant to this Agreement so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Severance Benefits shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Severance Benefits were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Severance Benefits were so reduced, Executive shall receive all Severance Benefits to which Executive is entitled hereunder.

b.
If the Accounting Firm determines that the aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 7 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the date of termination. For purposes of reducing the Severance Benefits so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (1) first, any payments under Section 3(a)(iv) or Section 3(b)(iv); (2) second, any payments under Section 3(a)(iii) or Section 3(b)(iii); (3) third, any payments under Section 3(a)(ii or Section 3(b)(ii); and (4) fourth, any payments under Section 3(a)(i) or Section 3(b)(i). If payments to be reduced are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis All fees and expenses of the Accounting Firm shall be borne solely by the Company.

c.
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall promptly (and in no event later than sixty (60) days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the rate used to calculate present value under Section 280G of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the rate used to calculate present value under Section 280G of the Code. Executive shall have no right to any Underpayment unless and until the Accounting Firm determines that an Underpayment is due.

d.
The Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including without limitation Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including those set forth in Section 5 of this Agreement) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the regulations under Section 280G of the Code in accordance with Q&A-5(a) of the regulations under Section 280G of the Code.

e.	Definitions. For purposes of this Section, the following terms shall have the meaning set forth below:

“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations under Section 7 and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change in control or ownership.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant tax year(s).

“Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

“Safe Harbor Amount” means (1) 3.0 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (2) $1.00.

8.	Defined Terms. For purposes of this Agreement, the following terms shall have the meaning set forth below:

a)
“Affiliated Companies” shall mean the Company, all of its direct or indirect subsidiaries, and any other entities controlled by, controlling, or under common control with the Company, including any successors thereof, except that, following the consummation of a Change in Control, for purposes of Sections 5(a) and 5(b), Affiliated Companies shall be limited to the Company and its subsidiaries as of immediately prior to the consummation of such Change in Control.

b)	“Cause” shall mean, as determined in the sole discretion of the Company, any one or more of the following:

i.
an indictment of Executive, or plea of guilty or plea of nolo contendere by Executive, to a charge of an act constituting a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (II) fraud, embezzlement, or misappropriation of assets, (III) willful misfeasance or dishonesty, or (IV) other actions or criminal conduct which materially and adversely affects the business (including business reputation) or financial condition of the Company;

ii.
the continued failure of Executive to (I) perform substantially Executive’s duties with the Company (other than any such failures resulting from incapacity due to physical or mental illness), (II) observe all material obligations and conditions to be performed and observed by Executive under this Agreement, or (III) perform his or her duties in accordance, in all material respects, with the policies and directions established from time to time by the Chief Executive Officer, the Board or a duly authorized Board committee (any such failure, a (“Performance Failure”), and to correct such Performance Failure within not more than fifteen (15) days following written notice from the Chief Executive Officer or the Board delivered to Executive, which notice specifically identifies the manner in which the Chief Executive Officer or the Board believes that Executive has not substantially performed; or

iii.	having corrected (or the Company having waived the correction of) a Performance Failure, the occurrence of any subsequent Performance Failure (whether of the same or different type or nature).

c)	“Change in Control” has the meaning given such term in the Company’s 2012 Amended and Restated Stock Plan (or a successor plan thereto) as in effect on the Effective Date.

d)
“Client” shall mean the customers or clients of the Company or any Affiliated Company and shall include any and all individuals, organizations, or business entities that: (a) were actual customers or clients of the Company or any Affiliated Company during Executive’s employment by the Company or any Affiliated Company, or which were prospective customers of the Company or any Affiliated Company during Executive’s employment; and (b) with which or whom Executive had contact or about whom Executive obtained Confidential Information during the Term from the Company or any Affiliated Company. For purposes of this definition, an individual, organization, or business entity is a “prospective” client or customer of the Company or any Affiliated Company if the Executive or any other the Company or any Affiliated Company employee, officer or manager took steps to obtain or secure the business of the individual, organization, or business entity.

e)	“Code” means the Internal Revenue Code of 1986, as amended.

f)
“Confidential Information” shall mean all trade secrets, proprietary data, and other confidential information of or relating to any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with customers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information that is or becomes available to the general public and did not become so available through any breach of this Agreement by Executive or Executive’s breach of a duty owed to the Company.

g)	“Executive” shall have the meaning provided in Code Section 162(m)(3) and related guidance.

h)
“Disability” or “Disabled” means, as determined in the sole discretion of the Company, that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

i)
“Good Reason” means Executive's termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without Executive's consent, of one or more of the following:

i.
A material reduction in Executive's base compensation (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in base compensation; or

ii.	A material breach by the Company of a material provision of this Agreement.

Executive will not be considered to have resigned for Good Reason unless executive provides the Company with written notice of the existence of the applicable good reason condition within sixty (60) days of the date the Executive believes the condition first arose, specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition must not have been cured.

j)	“Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

k)
“Solicit” shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action; provided, however, that the term “Solicit” shall not include general advertisements by an entity with which Executive is associated or other communications in any media not targeted specifically at any specific individual described in Section 5(b) or 5(c).

9.	Successors.

a)
Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

b)
Executive's Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.	Arbitration.

a)
Arbitration. Subject to the right of the Company and the Affiliated Companies to exercise the remedies described in Section 5 of this Agreement or the right of Executive to challenge, defend or contest same in any court having jurisdiction, the Parties agree that any and all controversies, claims, or disputes between Executive and the Company or any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise arising out of, relating to, or resulting from Executive's employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the then applicable Commercial Arbitration Rules of the American Arbitration Association. Claims subject to arbitration include but are not limited to claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Ohio Employment Practices Law, the Ohio Whistleblower Protection Law, the Ohio Equal Pay Law, and the Ohio State Wage Payment and Work Hour Laws, claims for breach of contract (express or implied), claims for violation of public policy or wrongful termination, and any other statutory or common law claim.

b)
Procedure. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by each party subject to the arbitration and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of Ohio and who shall act as chairman of the arbitration panel; provided that, if one party selects its arbitrator for the panel and the other party fails to so select its arbitrator within ten (10) business days after being requested by the first party to do so, then the sole arbitrator shall be the arbitrator selected by the first party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon both parties and shall be enforceable in any court having jurisdiction over the party to be charged. Each party shall bear the cost of its own attorney’s fees. However, if any party prevails on a claim, which, according to applicable law, affords the prevailing party attorney’s fees, the arbitrator may award reasonable attorney’s fees to the prevailing party. All other costs and expenses of arbitration shall be borne by the Company. All rights and remedies of each party under this Agreement are cumulative and in addition to all other rights and remedies that may be available to that party from time to time, whether under any other agreement, at law or in equity. Any arbitration under this Agreement shall be conducted in Cincinnati, Ohio.

c)
Remedy. Except as otherwise provided by law or this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as otherwise provided by law or this Agreement, Executive and the Company hereby waive the right to seek remedies for any such disputes in court, including the right to a jury trial. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

d)
Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers' Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

11.
Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive Agrees that Executive has been provided an opportunity to seek the advice of an attorney of the Executive’s choice before signing this Agreement.

12.	Notice.

a)
General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its chief legal officer.

b)
Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 12(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.

13.	Miscellaneous Provisions.

a)
No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

b)
Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

c)	Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

d)
Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior or contemporaneous representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. Executive acknowledges and agrees that this Agreement encompasses all the rights of Executive to any severance payments and/or benefits based on the termination of Executive's employment and Executive hereby agrees that he or she has no such rights except as stated herein. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

e)
Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Ohio without giving effect to provisions governing the choice of law.

f)
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

g)	Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes, as determined in the Company's reasonable judgment.

h)	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

i)
Compliance with Applicable Law. The benefits paid and provided under this Agreement are subject to and conditioned upon compliance with applicable requirements of federal, state and local law and regulation, whether currently in effect or subsequently enacted, including without limitation, 12 U.S.C. Section 1828(k) and the regulations promulgated thereunder in 12 C.F.R.

Part 359. Consistent with the foregoing, the Company shall have the right to defer, cancel or recoup any payment or refuse to provide any benefit under this Agreement in the event the Company determines in good faith, acting in its sole discretion, that making such payment or providing such benefit violates any applicable law or regulation. Further, benefits paid and provided under this Agreement may be subject to any claw back policy generally applicable to the executives of the Company as may be required by applicable law or as may be established by the Company in its sole discretion. To the extent determined necessary to comply with the Guidance on Sound Incentive Compensation Policies issued by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Company and the Office of Thrift Supervision on June 21, 2010, as it may be implemented, modified and interpreted from time to time, the Executive and the Company mutually agree to amend the provisions of this Agreement and to cooperate in good faith with respect thereto.

IN WITNESS THEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

EXECUTIVE        FIRST FINANCIAL BANK

By: /s/ John M. Gavigan        By:    /s/ Claude E. Davis
Name:    John Gavigan            Name: Claude E. Davis
Title: President and CEO

Date    September 22, 2017            Date    September 22, 2017